Exhibit 2.8

CLIFFORD CHANCE LLP

EXECUTION VERSION

1 APRIL 2021

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL)

UNLIMITED PROGRAMME FOR THE CONTINUOUS

ISSUANCE OF DEBT INSTRUMENTS

DEED OF COVENANT

THIS DEED OF COVENANT is made on 1 April 2021

BY:

(1)	AKTIEBOLAGET SVENSK EXPORTKREDIT (publ) ("SEK");

IN FAVOUR OF

(2)

THE ACCOUNT HOLDERS from time to time (the "Account Holders") of Euroclear Bank SA/NV, Clearstream Banking, société anonyme and The Depositary Trust Company and any other clearing system (except for the Scandinavian Clearing Systems, as defined below) which may be specified in the relevant Final Terms, Pricing Supplement or Drawdown Prospectus, as the case may be, (together the "Clearing Systems" and each a "Clearing System"); and

(3)

THE PERSONS from time to time registered as holders either of the Registered Instruments or of Scandinavian Instruments held in, as the case may be, Euroclear Sweden AB ("ESw"), Euroclear Finland ("EFi") and VP Securities A/S ("VP", and together with ESw and EFi, the "Scandinavian Clearing Systems") (the "Registered Holders" and, together with the Account Holders, the "Beneficiaries").

WHEREAS:

(A)

SEK has established a programme (the "Programme") for the continuous issuance of debt instruments ("Instruments"). In connection with the Programme, SEK has prepared a base prospectus dated 1 April 2021 (the "Base Prospectus") and has entered into a Fiscal Agency Agreement dated 1 April 2021 (the "Fiscal Agency Agreement") with Deutsche Bank AG, London Branch as fiscal agent (the "Fiscal Agent", which expression includes any successor fiscal agent appointed from time to time in connection with the Instruments) and the other parties referred to therein as the same may be amended, supplemented or replaced from time to time.  In connection with each issue of Instruments in uncertificated and dematerialised book entry form issued in accordance with the Swedish Financial Instruments Accounts Act (SFS 1998:  1479), as amended (the "SFIA Act"), the Finnish Book-Entry System Act (FI 826/1991), as amended (the "FBES") and the Danish Securities Trading Act (Consolidated Act No. 360 of 6 May 2009), as amended (the "Danish Securities Act") (the "ESw Instruments", the "EFi Instruments", the "VP Instruments" respectively, and together the "Scandinavian Instruments"), the ESw Agreement, EFi Agreement and VP Agreement, respectively (together, the "Scandinavian Agreements") between SEK and the relevant Scandinavian Clearing System will apply to the Scandinavian Instruments in place of, and in full substitution for, the Fiscal Agency Agreement (save in respect of Schedule 10 (Provisions for Meetings of Holders of Instruments) thereto).

(B)	Instruments may be issued:
(i)

in accordance with Regulation S and which are not issued as part of a series which is also offered in accordance with Rule 144A, in either bearer form (the "Bearer Instruments") or in registered form (the "International Registered Instruments"); or

(ii)

in registered form, which are issued as part of a series which is solely or also offered in accordance with Rule 144A, in restricted and/or unrestricted global or individual instrument certificate form (the "DTC Registered Instruments", and together with the International Registered Instruments, the "Registered Instruments"); or

(iii)

in the case of the Scandinavian Instruments, in uncertificated and dematerialised book entry form, with the legal title thereto being evidenced by book entries in the register kept by the relevant Scandinavian Clearing System and will not therefore be represented by certificates of any kind.

(C)

Each Tranche of Bearer Instruments will initially be in the form of either a Temporary Global Instrument or a Permanent Global Instrument, in each case as specified in the relevant Final Terms. Each Temporary Global Instrument will be exchangeable for a Permanent Global Instrument or, if so specified in the relevant Final Terms, for Definitive Instruments. Each Permanent Global Instrument will be exchangeable for Definitive Instruments in accordance with its terms.  Registered Instruments will not be exchangeable for Bearer Instruments or the Scandinavian Instruments, and vice-versa.

Each Tranche of International Registered Instruments will be represented by individual international instrument certificates ("Individual International Instrument Certificates") available for physical delivery only or one or more global international instrument certificates ("Global International Instrument Certificates") exchangeable for Individual International Instrument Certificates, as may be specified in the relevant Final Terms.

Each Tranche of DTC Registered Instruments will be represented by global instrument certificates ("Global Instrument Certificates"), in restricted or unrestricted form, exchangeable for individual instrument certificates ("Individual Instrument Certificates"), in restricted or unrestricted form, as applicable.

Definitive Instruments will not be issued in respect of any Scandinavian Instruments.

(D)

SEK wishes to constitute the Registered Instruments and the Scandinavian Instruments by deed poll and to make arrangements for the protection of the interests of Relevant Account Holders in certain circumstances.

NOW THIS DEED OF COVENANT WITNESSES as follows:

1.INTERPRETATION

1.1Definitions

All terms and expressions which have defined meanings in the Base Prospectus, the Dealership Agreement or the Fiscal Agency Agreement shall have the same meanings in this Deed of Covenant except where the context requires otherwise or unless otherwise stated or otherwise defined herein. In addition, in this Deed of Covenant the following expressions have the following meanings:

"Bearer Global Instrument" means as the context may require, a Permanent Global Instrument or a Temporary Global Instrument.

"Conditions" has the meaning given in the Base Prospectus except that, in relation to any particular Tranche of Instruments, it means the Conditions (as defined in the Base Prospectus) as completed, supplemented, amended and/or replaced by the relevant Final Terms, and any reference to a numbered Condition shall be construed accordingly.

"Determination Date" means, in relation to any Global Instrument, the date on which such Global Instrument becomes void in accordance with its terms.

"Direct Rights" means, in relation to any Global Instrument, those rights which each Relevant Account Holder would have had in respect of the Instruments if, immediately before the Determination Date in relation to the relevant Global Instrument, Definitive Instruments, Individual International Instrument Certificates or Individual Instrument Certificates (as the case may be) had been issued in its favour by SEK in exchange for its interest in the relevant Global Instrument in an aggregate principal amount equal to the Principal Amount of such Relevant Account Holder's Entries relating to such Global Instrument, including, without limitation, rights to receive all payments of principal and any interest in respect of the Instruments represented by such Definitive Instruments, Individual International Instrument Certificates or Individual Instrument Certificates (as the case may be) as if such Definitive Instruments, Individual International Instrument Certificates or Individual Instrument Certificates, respectively, had (where required by the Conditions) been duly presented and (where required by the Conditions) surrendered on the due date in accordance with the Conditions.  Anything which might prevent the issuance of Definitive Instruments, Individual International Instrument Certificates or Individual Instrument Certificates in an aggregate principal amount equal to the Principal Amount of any Entry of any Relevant Account Holder shall be disregarded for the purposes of this definition, but without prejudice to its effectiveness for any other purpose.

"Entry" means, in relation to a Global Instrument, any entry which is made in the securities account of any Relevant Account Holder with a Clearing System in respect of Instruments represented by such Global Instrument.

"Global Instrument" means a Bearer Global Instrument and/or a Registered Global Instrument, as the context may require.

"Principal Amount" means, in respect of any Entry, the aggregate principal amount of the Instruments to which such Entry relates.

"Registered Global Instrument" means, as the context may require, (i) in the case of an International Registered Instruments, a Global International Instrument Certificate; and (ii) in the case of DTC Registered Instruments, a Global Instrument Certificate.

"Registrar" means the registrar appointed from time to time in connection with the Registered Global Instruments as provided in the Conditions of the relevant Instruments.

"Relevant Account Holders" means those Account Holders (other than the Clearing Systems to the extent to which they are account holders with each other for the purposes of operating the "bridge" between them) to whose securities clearance accounts Instruments represented by the relevant Global Instrument are, on the Determination Date, credited, and any reference to a "Relevant Account Holder" is to any one of them.

1.2	Clauses

Any reference in this Deed of Covenant to a Clause is, unless otherwise stated, to a clause hereof.

1.3	Other agreements

All references in this Deed of Covenant to an agreement, instrument or other document (including the Base Prospectus, the Dealership Agreement and the Fiscal Agency Agreement) shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, replaced or novated from time to time. In addition, in the context of any particular Tranche of Instruments, each reference in this Deed of Covenant to the Base Prospectus shall be construed as a reference to the Base Prospectus as completed, supplemented, amended and/or replaced by the relevant Final Terms.

1.4	Legislation

Any reference in this Deed of Covenant to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.5	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Covenant.

1.6	Final Terms, Pricing Supplement or Drawdown Prospectus

In the case of a Tranche of Instruments issued pursuant to a Drawdown Prospectus, each reference in this Deed of Covenant to "Final Terms" shall be read and construed as a reference to such Drawdown Prospectus unless the context requires otherwise.

In the case of a Tranche of Instruments issued pursuant to a Pricing Supplement, each reference in this Deed of Covenant to "Final Terms" shall be read and construed as a reference to such Pricing Supplement unless the context requires otherwise.

2.	DIRECT RIGHTS

If a Global Instrument becomes void in accordance with the terms thereof, then each Relevant Account Holder shall acquire against SEK the Direct Rights applicable to such Relevant Account Holder and such Global Instrument. SEK agrees that such Direct Rights shall, by virtue of this Deed of Covenant, be acquired by such Relevant Account Holder immediately upon the relevant Global Instrument becoming void, without any need for any further action by any person.

3.	EVIDENCE
3.1	Records

The records of the relevant Clearing System shall, in the absence of manifest error, be conclusive as to the identity of the Relevant Account Holders and the Principal Amount of any Entry credited to the securities clearance account of each Relevant Account Holder with such Clearing System at any time. Any statement issued by a Clearing System as to its records shall, in the absence of manifest error, be conclusive evidence of the records of the relevant Clearing System for all purposes of this Deed of Covenant (but without prejudice to any other means of producing such records in evidence).

4.	BENEFIT OF DEED OF COVENANT
4.1

Any Instruments issued under the Programme on or after the date of this Deed of Covenant shall have the benefit of this Deed of Covenant but shall not have the benefit of any subsequent deed of covenant relating to the Programme (unless expressly so provided in any such subsequent deed).

4.2	This Deed of Covenant shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.
4.3

This Deed of Covenant shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against SEK.

4.4	SEK shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.
5.	THE REGISTERED INSTRUMENTS AND THE SCANDINAVIAN INSTRUMENTS
5.1

SEK hereby constitutes the Registered Instruments and the Scandinavian Instruments and covenants in favour of each Registered Holder that it will duly perform and comply with the obligations expressed to be undertaken by it in each Global International Instrument Certificate, Individual International Instrument Certificate, Global Instrument Certificate or Individual Instrument Certificate (as the case may be), in the case of Registered Instruments, and in the Conditions in the case of the Registered Instruments and the Scandinavian Instruments (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of the Instruments shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

5.2

The Conditions of the Scandinavian Instruments as set out in the Base Prospectus shall be deemed to be incorporated by reference in, and to form part of, this Deed of Covenant and shall have effect as if they had been set out in full herein and references therein to the "relevant Final Terms" shall, in the case of any Tranche of ESw Instruments, EFi Instruments or VP Instruments, as the case may be, be deemed to be references to Final Terms or Pricing Supplement or Drawdown Prospectus in respect of such Tranche deposited by SEK with ESw, EFi or VP, as the case may be, and the relevant Issuing Agent.

6.	DEPOSIT OF DEED OF COVENANT

An original of this Deed of Covenant shall be deposited with and held by each of the Fiscal Agent and each Registrar (other than ESw, EFi or VP in the case of Scandinavian Instruments) until the date on which all the obligations of SEK under or in respect of the Instruments (including, without limitation, its obligations under this Deed of Covenant) have been discharged in full. SEK hereby acknowledges the right of every Beneficiary to the production of this Deed of Covenant.

7.	WAIVER AND REMEDIES

No failure to exercise, and no delay in exercising, on the part of any Beneficiary, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right.  Rights hereunder shall be in addition to all other rights provided by law.

8.	STAMP DUTIES

SEK shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed of Covenant, and shall, to the extent permitted by law, indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

9.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

10.	NOTICES
10.1	All notices and other communications to SEK hereunder shall be made in writing (by letter or electronic communication) and shall be sent to SEK at:

Address:	Klarabergsviadukten 61-63
P.O. Box 194
SE-101 23 Stockholm
Sweden

Email:	NewIssueDesk@sek.se
Attention:	Treasury Support

or such other address or for the attention of such other person or department as SEK has notified to the Beneficiaries in the manner prescribed for the giving of notices in connection with the Instruments.

10.2

Every notice or other communication sent in accordance with this Clause 10.2 shall be effective, in the case of letter, upon receipt by SEK and, in the case of an electronic communication, upon the relevant receipt of such communication being read is given or, where no read receipt is requested by the sender, at the time of sending provided that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. (Stockholm time) on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of SEK.

11.	LAW AND JURISDICTION
11.1	This Deed of Covenant and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.2

The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Deed of Covenant (including a dispute regarding the existence, validity or termination of this Deed of Covenant) or the consequences of its nullity.

11.3	SEK agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.
11.4

Clause 11.2 is for the benefit of the Beneficiaries only. As a result, nothing in this Clause 11 prevents the Beneficiaries from taking proceedings relating to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law (save as aforesaid), the Beneficiaries may take concurrent Proceedings in any number of jurisdictions.

11.5

SEK agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to The Trade Commissioner for the time being at Business Sweden - The Swedish Trade and Invest Council, 5 Upper Montagu Street, London, W1H 2AG, United Kingdom (or its other address in England from time to time) or, in the event that such person ceases to be the Trade Commissioner, such other person as shall be the Trade Commissioner from time to time. If the appointment of the said person ceases to be effective, SEK shall on the written demand of any Beneficiaries appoint another person in England to accept service of process in any other manner permitted by law. Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

IN WITNESS WHEREOF this Deed of Covenant has been executed as a deed by SEK and is intended to be and is hereby delivered on the day and year first before written.

EXECUTED as a deed under		)
Seal by AKTIEBOLAGET SVENSK EXPORTKREDIT (publ))
Acting by		)

In the presence of:	/s/ Erik Hådén	)
Erik Hådén
Senior Director
Head of Treasury

EXECUTED as a deed under		)
Seal by AKTIEBOLAGET SVENSK EXPORTKREDIT (publ))
Acting by		)

In the presence of:	/s/ Mats Axelman	)
Mats Axelman
Director

Signature page to the Deed of Covenant